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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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/ /	Soliciting Material Pursuant to §240.14a-12
Boise Cascade Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BOISE CASCADE CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Boise, Idaho — April 18, 2002

NOTICE AND PROXY STATEMENT

BOISE CASCADE CORPORATION

NOTICE OF ANNUAL MEETING
Thursday, April 18, 2002
12 noon, Mountain Daylight Time

Powerhouse Event Center
621 South 17th Street
Boise, Idaho

March 12, 2002

Dear Shareholder:

        You are cordially invited to attend our 2002 annual meeting of shareholders to:

  •
  elect four directors to serve three-year terms;

  •
  approve the appointment of our independent auditors for 2002;

  •
  consider and act upon two shareholder proposals; and

  •
  conduct other business properly brought before the meeting.

        Shareholders who owned stock at the close of business on February 25, 2002, can vote at the meeting.

        Your vote is important. Whether you plan to attend or not, please sign, date, and return the enclosed proxy card in the envelope provided. If you attend the meeting and prefer to vote at that time, you may do so.

        Thank you for your ongoing support of and continued interest in Boise Cascade.

Sincerely yours,

George J. Harad Chairman and Chief Executive Officer

i

ii

 Boise Cascade Corporation

        Boise Cascade ("Boise") delivers office, building, and paper solutions that help our customers to manage productive offices and construct well-built homes—two of the most important activities in our society. Boise's 24,000 employees help people work more efficiently, build more effectively, and create new ways to meet business challenges. Boise also provides constructive solutions for environmental conservation by managing natural resources for the benefit of future generations. The address of our corporate headquarters is 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728-0001, and our telephone number is (208) 384-6161. You can visit us on the Internet at www.bc.com.

 Annual Meeting Information

Proxy Statement

        This proxy statement summarizes information we must provide to you under the rules of the Securities and Exchange Commission (SEC). It is designed to assist you in voting your shares. We began mailing these proxy materials on or about March 12, 2002.

Voting

        If your shares are registered directly in your name with Boise's Shareholder Services Department, you are considered a shareholder of record and will receive your proxy materials from us. If your shares are held through a broker, bank, or other financial institution, you are considered the beneficial owner of shares held in street name and will receive your proxy materials from your broker or other institution.

        Shareholders of record can vote by:

  •
  returning a completed proxy card by mail to our independent tabulator, Corporate Election Services, Inc.;

  •
  delivering a completed proxy card to the inspector of election prior to the annual meeting; or

  •
  completing a ballot and returning it to the inspector of election during the annual meeting.

        If you hold your shares in street name, you can vote by submitting a voting instruction card to your broker or other institution.

        If you submit a properly executed proxy card, the individuals named on the card, as your proxies, will vote your shares in the manner you indicate. If you sign and return the card without indicating your instructions, your shares will be voted for the:

  •
  election of the four nominees to serve three-year terms on our board of directors; and

  •
  appointment of Arthur Andersen LLP as our independent auditors for 2002 and against the shareholder proposals to:

  •
  declassify our board of directors; and

  •
  solicit shareholder approval of the Shareholder Rights Plan.

        If you are a shareholder of record, you may revoke or change your proxy instructions at any time prior to the vote at the annual meeting. To do so:

  •
  deliver a new proxy to the independent tabulator, Corporate Election Services, Inc.;

  •
  give us written notice of your change or revocation; or

  •
  attend the annual meeting and vote in person.

        If you hold your shares in street name, you may revoke or change your proxy instructions at any time prior to the vote at the annual meeting by submitting new voting instructions to your broker or other institution.

        Each share of Boise stock is entitled to one vote. As of February 25, 2002 (the record date for determining shareholders entitled to vote at the meeting), we had the following outstanding voting stock:

Type/Series of Stock	Number of Shares Outstanding

Common stock	58,082,464
Convertible preferred stock, Series D (ESOP)	4,461,532

Employees Who Are Shareholders

        Employees participating in the Employee Stock Ownership Plan (ESOP) fund of our Savings and Supplemental Retirement Plan (SSRP) or in the company's common stock fund in one of our savings plans will receive one proxy for all their shares in these plans. ESOP participants may instruct the plan's trustee how to vote the shares allocated to their accounts, as well as a proportionate amount of unallocated and unvoted shares. Participants in the company's common stock fund may instruct the plans' trustee how to vote the shares allocated to their accounts. If you do not provide instructions, the plans provide that the trustee will vote your shares in the same proportion as shares for which other participants have provided voting instructions.

Confidential Voting Policy

        We have a confidential voting policy. Shareholders' votes on our proxy card will not be disclosed to us other than in limited situations. The tabulator will collect, tabulate, and retain all proxy cards and will forward any comments written on the proxy cards to management.

Votes Necessary for Action to be Taken

        A quorum is necessary to hold a valid meeting. A quorum will exist if a majority of the shareholders entitled to cast votes at the meeting are present in person or by proxy.

        The four nominees who receive the greatest number of votes at the annual meeting will be elected as directors.

        The shareholder proposals regarding declassifying our board of directors and soliciting shareholder approval of the Shareholder Rights Plan will be approved if the votes for the proposals exceed the votes against the proposals. Declassifying the board and reinstating an annual election of directors will not automatically occur if this proposal is approved. Eliminating board classification would require a formal amendment to our Certificate of Incorporation. Amendment of the Certificate of Incorporation requires approval by at least 80% of the outstanding shares entitled to vote. If the proposal regarding our Shareholder Rights Plan is approved, our board of directors will make a determination whether to solicit shareholder approval of the current or any future plan.

        Abstentions do not count as votes cast either for or against the directors or any of the proposals. Broker nonvotes do not count as votes cast either for or against any of the proposals.

Proxy Solicitation

        We will pay the expenses of soliciting proxies. We retained D. F. King and Company Inc. to assist us in the distribution and solicitation of proxies. We will pay D. F. King a fee of $14,500, plus expenses, for these services. Proxies may also be solicited on our behalf by directors, officers, and other employees in person or by telephone or electronic transmission. We will not, however, specially compensate these persons for doing so.

 Items You May Vote On

1.    Election of Directors

        We have four nominees for election this year. Detailed information on each nominee is provided on page 8. If a nominee is unavailable for election, either we will vote the proxies for another nominee recommended by the Governance Committee and nominated by the board of directors or the board may reduce the number of directors to be elected at the meeting.

Your board unanimously recommends a vote "FOR"
each of these nominees.

2.    Appointment of Independent Public Accountants

        Your board of directors, upon the recommendation of its Audit Committee, has appointed Arthur Andersen LLP to serve as our independent auditors for 2002, subject to shareholder approval. Arthur Andersen has served us in this capacity since 1956. Representatives of Arthur Andersen will be present at the annual meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

        Before making its recommendation to the board, the Audit Committee carefully considered Arthur Andersen's qualifications as our independent auditors. Based on its understanding at this time, the Audit Committee retains its confidence in Arthur Andersen as our independent auditors. The Audit Committee, however, while recommending this appointment, will continue to monitor Arthur Andersen's response to its recent challenges and will take whatever steps are necessary to ensure independent, objective oversight of the company's accounting functions.

        Audit services provided by Arthur Andersen during 2001 included an audit of the consolidated financial statements included in our Annual Report, audits of employee benefit plan financial statements, and a review of other filings with the SEC and other governmental agencies. For additional information regarding the services Arthur Andersen provided for us during the year, see the "Audit Committee Report" on page 17.

Your board unanimously recommends a vote "FOR" the approval
of Arthur Andersen LLP as our independent auditors for 2002.

3.    Shareholder Proposal Regarding Classified Board

        In November 2001, we received a shareholder proposal to declassify our board of directors.

Proposal

        John Osborn, M.D., 2421 W. Mission, Spokane, Washington 99201, who owns 105 shares of Boise common stock, has given us notice that he intends to present the following proposal at the annual meeting.

  RESOLVED, that the stockholders of Boise Cascade Corp. urge the board to take the necessary steps to amend the Company's Bylaws, in compliance with applicable law, to reorganize itself into one class. The reorganization shall be done in a manner that does not affect the unexpired terms of directors previously elected.

Statement by Shareholder in Support of the Proposal

        This resolution has been voted on by Boise Cascade shareholders for two years. It has won a commanding majority in both of those years. The very fact that the board has chosen not to implement this measure raises questions about board accountability to shareholder interest.

        Accountability by the board of directors is of paramount importance to shareholders. This proposal aims to eliminate the Company's so-called "classified board," whereby the directors are divided into three classes, each serving a three-year term. Under the current structure, shareholders can only vote on one-third of the board at any given time. By classifying itself, a board insulates its members from immediate challenge. We believe that insularity works primarily to hamper accountability. A classified board can prevent shareholders from mounting a successful opposition to the entire board, because only one-third of the directors are up for election in any given year. By way of contrast, a declassified board would stand for election in its entirety, every year. Many thoughtful investors believe that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. Boise Cascade's financial performance has disappointed.

        I believe accountability is especially important at Boise Cascade. If our company's own website indicates the prime concerns of our board, then it is instructive to review some of these issues. Chief among these are environmental concerns. In October (when this resolution was filed), for example, the company addressed, in its words, "Boise Cascades interaction with environmental extremist groups." One item involved the so-called Roadless Initiative. More than a million public comment letters and opinion polls have shown majority support for this conservationist measure. Indeed, Boise Cascade has not detailed the material harm it would suffer should the Forest Service cease building roads into public lands. Meanwhile, the public controversy has served to question the good will that Boise Cascade needs to promote its products. Public good will is especially important for its brand name-sensitive Office Products division, which now accounts for greater revenue than its forest and paper products revenue combined.

        Extremism is a relative term. Given Boise Cascade's minority position on the Roadless Initiative, it is clear that our board considers it important to monitor the concern, and it is fair that shareholders should hold them to close account.

        I urge you to support this effort to improve accountability at Boise Cascade.

Statement by Directors in Opposition to the Proposal

        The board, considering the best interests of the shareholders and the company, continues to support a classified board structure. The current election structure of the board subjects directors to frequent shareholder votes, ensuring their responsiveness to shareholder interests while also serving important business interests. The structure has not in any way diminished the directors' role in monitoring the company's environmental performance, including forest management. The board endorses and continues to support the company's commitment to sustainable forest management and other sound environmental policies.

        The board specifically supports the company's principled stance against the so-called Roadless Initiative and the flawed process by which it was implemented. The company's opposition to the Initiative has been mirrored by seven other independent lawsuits involving 31 organizations, including three states, several counties, a Native American tribe, many recreational organizations, the American Forest and Paper Association, the American Forest Resource Council, and the Friends of the National Grasslands. While a million "comments" were made in response to the proposed Roadless Initiative, 800,000 of them were postcards and form letters, which contained no substantive information. In contrast, the company's management has taken the time and effort to carefully review in depth the many complex issues surrounding the proposed Roadless Initiative and to review their analysis with the board. Based on such review, the board has concluded that the company has taken proper action.

        It is unclear how changing the classified status of the board would affect this outcome. Each year a third of the board is elected, offering shareholders an annual opportunity to support board members who will represent shareholder interests. In recent years, shareholders have overwhelmingly supported the nominees, who have, in turn, supported the company's position on environmental issues. Shareholders, free to express dissatisfaction with one third of the directors each year, have not done so, and it is unclear how voting on all of the board at once would change that result.

        Declassifying the board could, however, have serious disadvantages. The classified board structure was put in place in 1985, in response to an overwhelmingly favorable shareholder vote. The benefits of a classified board structure then remain the same today:

  •
  First, a classified board provides assurance of continuity, stability, and knowledge in the business affairs and financial strategies of the company, because a majority of the directors always have prior experience as directors of the company. This continuity of directors ensures that the board has the background and company knowledge necessary maximize shareholder value.

  •
  Second, with staggered elections, at least two annual shareholder meetings are required to change control of the board of directors. This enhances the board's ability to negotiate with and achieve the best offer from a person or entity seeking to gain control of the company.

        An 80% affirmative vote of all outstanding shares would be required to amend the Certificate of Incorporation to eliminate the classified board provision. In 2000 and 2001, shareholder proposals to declassify the board received a majority of shareholder votes cast for and against the proposal, although less than a majority of all outstanding shares.

        Since the shareholder vote of 2001, your board has again reviewed the classified board structure. After lengthy and thoughtful consideration and discussion, the board has concluded that the classified structure continues to be in the best interests of the company and its shareholders. The votes at the company's last two annual meetings were given considerable weight in the board's discussion. Nevertheless, given the current climate of industry consolidation, the board noted that the classified structure is perhaps even more important now than it was at the time of its adoption 15 years ago.

The Board of Directors Unanimously Recommends a Vote "AGAINST"
the Proposal to Declassify Boise's Board.

4.    Shareholder Proposal Regarding Shareholder Rights Plan

        In November 2001, we received a shareholder proposal requesting that our board of directors solicit shareholder approval for any shareholder rights plan that might be adopted or, if that approval is not received, that any rights plan be redeemed.

Proposal

        Bartlett Naylor, 1255 N. Buchanan, Arlington, Virginia 22205, who owns 100 shares of Boise common stock, has given us notice that he intends to present the following proposal at the annual meeting.

  RESOLVED: That shareholders urge that the board of directors will solicit shareholder approval for any "shareholder rights" plan that might be adopted, and that if this approval is not granted in the form of a majority of the shares voted, then any rights plan be redeemed.

Statement by Shareholder in Support of the Proposal

        Shareholder rights plans, sometimes called "poison pills," may be adopted by boards at any time. In the space of a year, our company might both redeem a pill and adopt a new one. Yet I believe shareholders frequently oppose "pills" when they are asked in a vote. This resolution merely urges the board to secure shareholder approval if and when a pill is put in place by the board. Companies such as Texaco and Compaq have instituted the policy imbedded in this resolution and highlight it as a sign of shareholder accountability.

        Broadly, the poison pill and a board's actions to establish them without shareholder vote have come to signify management insulation. Shareholder accountability is the hallmark of leading institutional investors. Recently, such investors have declared that they will hold companies to account for social responsibility. This includes the Council of Institutional Investors, with more than $1 trillion in assets. Members of the Council include the CalPERS as well [sic] pension funds affiliated with ExxonMobil, Heinz, Eastman Kodak, and International Paper. Meanwhile, environmental groups have joined religious organizations to press such enlightened policies of social responsibility. For example, the Sierra Club, of which I am a member, recently launched such an effort. Explained Sierra Club board member Larry Fahn, as shareholders, "we have a chance to push them to be better environmental stewards. Long term, this will be good for their bottom line."

        Boise Cascade has struggled to give a good account for itself on the stock market. Its share price has stagnated for more than five years, contrasted with the average S&P firm. Moreover, our company has struggled with a number of controversies, including issues involving the environment. I believe our company needs a good governance system to promote accountability to shareholder [sic]. I believe this resolution can help improve that governance system. I urge you to vote YES for this proposal.

Statement by Directors in Opposition to the Proposal

        Our shareholder rights plan has been in place since 1986 and does not expire until 2008. The board adopted the shareholder rights plan to preserve and maximize the company's value for shareholders.

        The rights plan is not intended to prevent a takeover of the company or other business combination involving the company. Rather, the rights plan is designed to ensure that the company's shareholders receive fair and equal treatment in the event of an unsolicited attempt to take over the company and to guard against abusive takeover tactics designed to gain control of the company without paying a fair value to shareholders. The rights plan induces a bidder for the company to negotiate with the board and thus strengthens the board's bargaining position. The board gains the opportunity and additional time to determine if an offer reflects the fair value of the company. Accordingly, the rights plan does not interfere with any merger or business combination that is approved by the board.

        Business Week Magazine, in the January 14, 2002, issue, pointed out that shareholder rights plans can pay off for the investor. The magazine cited research concluding that, in takeover situations since 1997, large U.S. companies that had shareholder rights plans received a significantly higher premium than companies that lacked such plans. The plans did not prevent takeovers, but they gave boards the power to negotiate higher prices for the benefit of the shareholders.

        The board's fiduciary duty to the shareholders requires evaluation of the merits of every acquisition proposal presented to the board to ensure that any proposed business combination or acquisition delivers fair value to all shareholders. Given the current climate of rapid consolidation in our industry and the merger and takeover activity associated with that consolidation, the shareholder rights plan is an important tool for our company. The board believes this proposal would not serve the best interests of the company or its shareholders.

The Board of Directors Unanimously Recommends a Vote "AGAINST"
the Proposal Soliciting Shareholder Approval of the Shareholder Rights Plan.

5.    Other Matters to be Presented at the Meeting

        Management does not know of any other matters to be voted on at the meeting. If, however, other matters are presented for a vote at the meeting, the persons named on the enclosed proxy card will vote your properly executed proxy according to their judgment on those matters.

 Board of Directors

Structure

        Our board of directors, comprised of 14 persons, is divided into three classes for purposes of election. Shareholders elect one class at each annual meeting to serve for a three-year term.

        Four directors are nominees for reelection in 2002, each to hold office until the annual meeting of shareholders in 2005 or until he or she reaches mandatory retirement age, whichever is sooner.

        Our other directors are not up for election this year and will continue in office for the remainder of their terms or until they retire.

Directors Nominated This Year for Terms Expiring in 2005

Francesca Ruiz de Luzuriaga, 47, joined our board of directors in 1998. From November 1999 to April 2000, Ms. Luzuriaga served as the chief operating officer of Mattel Interactive, a business unit of Mattel, Inc., one of the major toy manufacturers in the world. Prior to holding this position, she served Mattel as its executive vice president, worldwide business planning and resources, from 1997 to 1999 and as its chief financial officer from 1995 to 1997. Since leaving Mattel, Ms. Luzuriaga has been working as an independent business development consultant.

Frank A. Shrontz, 70, joined our board of directors in 1989. He is chairman emeritus of The Boeing Company, an aerospace company. Mr. Shrontz was the chairman of the board and chief executive officer of The Boeing Company from 1988 until his retirement in January 1997. He is also a director of Chevron Corporation and Minnesota Mining & Manufacturing Co.

Carolyn M. Ticknor, 54, joined our board of directors in 2000. Ms. Ticknor was a vice president of Hewlett-Packard Company, a global provider of computing, printing, and imaging products and services, from 1995 until her retirement in February 2001. She was also the president of HP's Imaging and Printing Systems from 1999 until her retirement, and had served as the president or general manager of HP's LaserJet Solutions since 1994. Ms. Ticknor is also a director of AT&T Wireless.

Ward W. Woods, Jr., 59, joined our board of directors in 1992. He was president and chief executive officer of Bessemer Securities, LLC, a privately held investment company, from 1989 until his retirement in December 1999. Mr. Woods is a member, through wholly owned corporations, of the general partner of Bessemer Holdings, L.P., and affiliated investment partnerships. He is also a special partner of Bessemer Holdings & Co. Mr. Woods is a director of Bessemer Securities, LLC, Contour Energy Co., and several private companies.

Directors Whose Terms Expire in 2004

Philip J. Carroll, 64, joined our board of directors in 1997. Mr. Carroll was the chairman of the board and chief executive officer of Fluor Corporation, a global engineering, construction, maintenance, and diversified services company, from July 1998 until his retirement in February 2002. He was the president and chief executive officer of Shell Oil Company from 1993 to June 1998. Mr. Carroll is also a director of Vulcan Materials Company and ScottishPower.

Claire S. Farley, 44, joined our board of directors in 2000. Since January 2001, Ms. Farley has been the chief executive officer of Trade-Ranger Inc., a global Internet-based marketplace dedicated to buying and selling materials and services used by the energy industry. She was the chief executive officer of Intelligent Diagnostics, Inc., an Internet-based developer of artificial intelligence software used to diagnose medical conditions, from October 1999 to December 2000. Ms. Farley was a corporate officer for Texaco, Inc., from 1997 to October 1999, having been with the company since 1981. In addition, Ms. Farley served as president of Texaco's Worldwide Exploration and New Ventures division from 1998 to 1999, as president of its Texaco North America Production from 1997 to 1998, and as chief executive officer of Hydro Texaco in Denmark from 1996 to 1997. She is also a director of Newfield Exploration Company.

Rakesh Gangwal, 48, joined our board of directors in 1998. Mr. Gangwal was the president and chief executive officer of US Airways Group, Inc., the parent corporation for US Airways' mainline jet and express divisions as well as several related companies, from 1998 until his resignation in November 2001. He was also the president and chief executive officer of US Airways, Inc., the main operating arm of US Airways Group, from 1998 until his resignation. Mr. Gangwal was the president and chief operating officer of US Airways Group, Inc., and US Airways, Inc., from 1996 to 1998. He was the executive vice president, Planning and Development, of Air France from 1994 to 1996.

Gary G. Michael, 61, joined our board of directors in 1997. Mr. Michael was the chairman of the board and chief executive officer of Albertson's, Inc., a retail food and drug company, from 1991 until his retirement in June 2001. He is also a director of Harrah's Entertainment Inc., IDACORP, Inc., Questar Corporation, and The Clorox Company and former chairman of the Federal Reserve Bank of San Francisco.

A. William Reynolds, 68, joined our board of directors in 1989. Since 1995, Mr. Reynolds has been the chief executive of Old Mill Group, a private investment firm. He was the chairman of the board and chief executive officer of GenCorp Inc., a diversified manufacturing and service company, from 1987 to 1995. Mr. Reynolds is also a director of Eaton Corporation and former chairman of the Federal Reserve Bank of Cleveland.

Directors Whose Terms Expire in 2003

Richard R. Goodmanson, 54, joined our board of directors in 2000. Since February 2000, he has been an executive vice president and the chief operating officer of DuPont, a broadly diversified company and the largest chemicals producer in the U.S. He joined DuPont in May 1999 as an executive vice president and co-chief operating officer. Mr. Goodmanson was the president and chief executive officer of America West Airlines from 1996 to April 1999. He served as senior vice president of operations for Frito-Lay, Inc., from 1992 to 1996.

Edward E. Hagenlocker, 62, joined our board of directors in 1998. He retired from Ford Motor Company, an automotive manufacturer, after serving as its vice-chairman from November 1996 to January 1999. He also served as the chairman of Visteon Automotive Systems, an automotive parts business and enterprise of Ford Motor Company, from 1997 until his retirement in January 1999. Mr. Hagenlocker was the president of Ford Automotive Operations from 1994 to 1996. He is also a director of Air Products and Chemicals, Inc., American Standard Companies Inc., and AmeriSource Corporation.

George J. Harad, 57, is the company's chairman and CEO. He became a director and president of the company in 1991. He was elected chief executive officer of Boise in 1994 and became chairman of the board in 1995. Mr. Harad has been an executive officer of the company since 1982.

Donald S. Macdonald, 70, joined our board for the second time in 1996. He was originally elected in 1978 but resigned in 1986. In November 2000, Mr. Macdonald became a senior advisor to UBS Bunting Warburg, a business group of UBS AG, one of the leading global financial services firms. He was of counsel to the Toronto law firm of McCarthy Tétrault from 1991 until his retirement in March 2000. In addition, Mr. Macdonald has served as a member of the Canadian House of Commons, chairman of the Royal Commission on the Economic Union and Development Prospects for Canada, and Canadian High Commissioner to Great Britain and Northern Ireland. Mr. Macdonald is a director of Aber Diamond Corporation, Alberta Energy Company Limited, Boltons Capital Corporation, Sun Life Financial Services of Canada Inc., TransCanada Pipelines Limited, and several private companies.

Jane E. Shaw, 63, joined our board of directors in 1994. Since 1998, Dr. Shaw has been the chairman of the board and chief executive officer of AeroGen, Inc., a company specializing in the development of pulmonary drug delivery systems. She founded The Stable Network, a biopharmaceutical consulting firm, in 1995 and has worked as a consultant in the biopharmaceutical industry since that time. Dr. Shaw was the president and chief operating officer of ALZA Corporation, a pharmaceutical company, from 1987 to 1994. She is also a director of Intel Corporation, IntraBiotics Pharmaceuticals, Inc., and McKesson HBOC, Inc.

Business Relationships with Directors

        With the exception of Mr. Harad, our chairman and CEO, all our directors are independent, and we have no business relationships to report.

 Meetings and Committees of the Board

        During 2001, our board of directors met five times. In addition to meetings of the full board, directors also attended meetings of board committees. All the directors, except Mr. Woods, attended at least 75% of the meetings of the board and the committees on which they served. Overall, our directors had an attendance rate of 91%.

The Board of Directors and Committee Membership

Director	Committee of Outside Directors		Executive Committee		Executive Compensation Committee		Audit Committee		Governance Committee

Philip J. Carroll	X				X		X
Claire S. Farley	X				X		X
Rakesh Gangwal	X						X		X
Richard R. Goodmanson	X						X		X
Edward E. Hagenlocker	X		X						X	*
George J. Harad			X	*
Donald S. Macdonald	X		X				X	*
Gary G. Michael	X		X		X	*
A. William Reynolds	X	*	X
Francesca Ruiz de Luzuriaga	X				X		X
Jane E. Shaw	X				X				X
Frank A. Shrontz	X						X		X
Carolyn M. Ticknor	X				X				X
Ward W. Woods, Jr.	X				X		X
2001 Meetings	2		1		4		3		4

(*)
Committee chair.

Committee of Outside Directors

        The Committee of Outside Directors reviews the performance of the chief executive officer against his individual and corporate goals and strategies. It also reviews the performance and processes of the board of directors and evaluates the communication among the board, management, and shareholders. The committee meets at least twice each year without Mr. Harad (our only management director) present.

Executive Committee

        In the absence of a full meeting of the board, the Executive Committee can exercise most of the powers and authority of the full board to manage our business and affairs.

Executive Compensation Committee

        The Executive Compensation Committee is comprised entirely of independent directors. It approves all executive officer compensation, including salaries, incentives, stock options, stock grants, and all plans providing benefits to our executive officers. The committee also periodically reviews business and staff organizations to ensure that capable personnel are available to implement the company's business strategies. For additional information regarding the Executive Compensation Committee and its functions and responsibilities, see the "Executive Compensation Committee Report" on page 19.

Audit Committee

        The Audit Committee, in keeping with its charter, is comprised entirely of independent directors. It provides independent, objective oversight of the company's accounting functions and internal controls and ensures the objectivity of our financial statements. For additional information regarding the Audit Committee and its functions and responsibilities, see the "Audit Committee Report" on page 17.

Governance Committee

        The Governance Committee, comprised entirely of independent directors, is responsible for reviewing and recommending to the board:

  •
  candidates for nomination;

  •
  director compensation;

  •
  responses to shareholder proposals;

  •
  board and committee structure; and

  •
  corporate governance policies, practices, and procedures.

        The board of directors has established qualifications for directors, including the ability to apply good and independent judgment in a business situation and the ability to represent the interests of all our shareholders and constituencies. A director also must be free from any conflicts of interest that would interfere with his or her loyalty to our shareholders and us. In evaluating board candidates, the committee considers these qualifications as well as several other factors, including but not limited to:

  •
  demonstrated maturity and experience;

  •
  geographic balance;

  •
  expertise in business areas relevant to Boise;

  •
  background as an educator in business, economics, or the sciences; and

  •
  diversity of background, with particular consideration to female and minority candidates.

 Director Compensation

        Our current board members, except Mr. Harad (a salaried employee of Boise), receive compensation for board service. In 2001, that compensation included:

Annual Retainer:	$40,000
Annual Committee Chair Stipend:	$6,500
Attendance Fees:	$1,500 for each board meeting
$1,000 for each committee meeting
Expenses related to attendance
Annual Stock Options:	2,000

Director Stock Option Plan

        Through our shareholder-approved Director Stock Option Plan, each nonemployee director receives an annual stock option grant. The options are exercisable one year after the grant date, and they expire the earlier of (a) three years after the director's retirement, resignation, death, or termination as a director or (b) ten years after the grant date. Individuals who are directors on January 1, or who are appointed between January 1 and July 31, receive a grant on July 31. Directors appointed between August 1 and December 31 receive a grant when they join our board.

        In 2001, each nonemployee director was granted an option to purchase 2,000 shares of our common stock at a price equal to the stock's closing market price on the grant date.

Director Stock Compensation Plan

        Through our shareholder-approved Director Stock Compensation Plan, nonemployee directors can elect to receive part or all of their retainers and meeting fees in stock options rather than cash. Under the plan, the directors must specify by December 31 of each year how much of their retainer and meeting fees for the following year they wish to receive in the form of stock options.

        Options are granted to participating directors at the end of each calendar year, equal in value to the cash compensation that the participating directors would otherwise have received. The number of option shares granted to a participating director is based on the amount of compensation he or she elected to have paid in options and the market value of our common stock on July 31 of each year. The options have an exercise price of $2.50 per share, can be exercised six months after the date of grant, and expire three years after the director's resignation, retirement, or termination as director. Nine of the 13 eligible directors participated in this plan in 2001, and seven directors have elected to participate in the plan in 2002.

Director Deferred Compensation Plan

        Our directors' deferred compensation plan allows each nonemployee director to defer all or a portion of his or her cash compensation.

        Nonemployee directors may defer from a minimum of $5,000 to a maximum of 100% of their cash compensation in a calendar year. Amounts deferred through December 31, 2001, are credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds. In the event of a change in control of the company, as defined in the plan, a trust will pay our obligations under the deferred compensation plan. For more information on this trust, see "Deferred Compensation and Benefits Trust" on page 31.

        As of December 31, 2001, nine directors participated in the deferred compensation program.

 Stock Ownership

Directors and Executive Officers

        The directors, nominees for director, and executive officers furnished the following information to us regarding the shares of our common stock that they beneficially owned on December 31, 2001.

Ownership of Boise Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Directors(1)
Philip J. Carroll	15,489	*
Claire S. Farley	6,672	*
Rakesh Gangwal	8,434	*
Richard R. Goodmanson	5,293	*
Edward E. Hagenlocker	10,538	*
George J. Harad	1,231,058	1.89%
Donald S. Macdonald	7,722	*
Gary G. Michael	9,490	*
A. William Reynolds	33,497	*
Francesca Ruiz de Luzuriaga	10,871	*
Jane E. Shaw	17,420	*
Frank A. Shrontz	14,000	*
Carolyn M. Ticknor	4,000	*
Ward W. Woods, Jr.	37,345	*
Other Named Executives(2)
Christopher C. Milliken	125,518	*
Theodore Crumley	317,836	*
John W. Holleran	255,669	*
A. Ben Groce	201,878	*
All directors, nominees for director, and executive officers as a group(1)(2)(3)	3,819,501	5.85%
*Less than 1% of class

(1)
Beneficial ownership for the directors includes all shares held of record or in street name, plus options granted but unexercised under the Director Stock Compensation Plan ("DSCP") and Director Stock Option Plan ("DSOP"), described on page 13 under "Director Compensation." The number of shares subject to options under the DSCP included in the beneficial ownership table is as follows: Ms. Farley, 2,672 shares; Ms. Ruiz de Luzuriaga, 2,871 shares; Ms. Shaw, 6,420 shares; and Messrs. Carroll, 6,989 shares; Gangwal, 1,434 shares; Goodmanson, 1,293 shares; Hagenlocker, 3,538 shares; Macdonald, 22 shares; Michael, 2,145 shares; Reynolds, 12,497 shares; Woods, 16,345 shares; and directors as a group, 56,226 shares. The number of shares subject to options under the DSOP included in the beneficial ownership table is as follows: Ms. Farley, 4,000 shares; Ms. Ruiz de Luzuriaga, 7,000 shares; Ms. Shaw, 11,000 shares; Ms. Ticknor, 4,000 shares; and Messrs. Carroll, 8,500 shares; Gangwal, 7,000 shares; Goodmanson, 4,000 shares; Hagenlocker, 7,000 shares; Macdonald, 6,500 shares; Michael, 5,000 shares; Reynolds, 11,000 shares; Shrontz, 11,000 shares; Woods, 11,000 shares; and directors as a group, 97,000 shares.

(2)
The beneficial ownership for these executive officers includes all shares held of record or in street name, plus options granted but unexercised under the KESOP, described on page 25 under "Stock Option Tables;" interests in shares of common stock held in the Boise Cascade Common Stock Fund by the trustee of the company's Savings and Supplemental Retirement Plan ("SSRP"), a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code; and deferred stock units held under the 2001 Key Executive Deferred Compensation Plan. The following table indicates the nature of each executive's stock ownership and also shows the number of shares of convertible preferred stock, Series D, held in the Employee Stock Ownership Plan ("ESOP") fund of the SSRP which are not included in the beneficial ownership table.

	Common Shares Owned	Unexercised Option Shares	Deferred Stock Units	SSRP (Common Stock)	ESOP (Preferred Stock)
George J. Harad	3,511	1,202,800	16,434	8,313	749
Christopher C. Milliken	4,600	113,933	0	6,985	1,126
Theodore Crumley	1,247	292,100	4,032	20,457	713
John W. Holleran	75	245,300	8,443	1,850	1,110
A. Ben Groce	1,147	194,400	6,283	49	304
All executive officers as a group	13,806	3,467,542	71,134	86,248	25,366
(3)
Our executive officers (individually or as a group) do not own more than 1% of the company's Series D Preferred Stock (ESOP).

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and reporting executive officers, and any person who owns more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in Boise shares with the SEC and the New York Stock Exchange. Based on our records and other information, we believe that in 2001 our directors and reporting officers met all applicable SEC filing requirements.

Ownership of More than 5% of Boise Stock

        As of December 31, 2001, the table below describes each person or entity that we know to be the beneficial owner of more than 5% of any class of our voting securities.

	Voting Power		Investment Power		Total Amount of Beneficial Ownership	Percent of Class
Name and Address of Beneficial Owner
	Sole	Shared	Sole	Shared

Common Stock, $2.50 Par Value
Joint filing by AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle; AXA Conseil Vie Assurance Mutuelle; AXA Courtage Assurance Mutuelle; AXA; and AXA Financial, Inc. c/o AXA Financial, Inc. 1290 Avenue of the Americas New York, NY 10104	1,646,616	139,825	2,043,780	868,900	2,912,680	5.0%
Dodge & Cox One Sansome St., 35th Floor San Francisco, CA 94104	3,786,110	58,800	4,109,599	0	4,109,599	7.1%
Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Investment Managers) World Financial Center, North Tower 250 Vesey Street New York, NY 10381	0	4,135,420	0	4,135,420	4,135,420	6.96%
Morgan Stanley Dean Witter & Co. 1585 Broadway New York, NY 10036	0	2,354,382	0	3,586,044	3,586,044	6.16%
Common Stock, $2.50 Par Value, and Common Stock Equivalents(1)
State Street Bank and Trust Company 225 Franklin St. Boston, MA 02110	1,102,601	5,500,928	1,240,547	4,611,908	5,852,455	9.5%
Convertible Preferred Stock, Series D(2)
State Street Bank and Trust Company, as Trustee for the Boise Cascade Corporation Employee Stock Ownership Plan (ESOP) 225 Franklin St. Boston, MA 02110	0	4,480,579	0	4,480,579	4,480,579	100%

(1)
State Street Bank and Trust Company, as trustee for three of the company's defined contribution plans and for the Employee Stock Ownership Plan ("ESOP") fund of the Savings and Supplemental Retirement Plan, reported on a Schedule 13G that it was the beneficial owner of 5,852,455 shares of the company's common stock. This represents 2,251,996 shares of the company's common stock and 4,480,579 shares of the company's Convertible Preferred Stock, Series D (held by the ESOP). The shares of preferred stock held by the ESOP are convertible into approximately 3,600,459 shares of common stock (using a conversion ratio of 1 share of preferred stock = .80357 common shares). Included in the reported shares were 1,011,449 shares of Boise common stock held by State Street as trustee for the company's defined contribution plans (approximately 17.28% of the total shares held). These shares represent approximately 1.6% of the company's common stock outstanding as of December 31, 2001. The trustee, subject to participants' instructions, has voting and investment authority for the shares held in the company's plans and for the ESOP shares. State Street Bank and Trust Company has sole voting power for 1,102,601 shares and sole investment power for 1,240,547 shares not held as trustee for the company's benefit plans.

(2)
The shares of preferred stock held by the ESOP represent approximately 7.2% of the company's voting securities outstanding as of December 31, 2001. For further information regarding the Series D preferred stock, see footnote (1) above.

 Audit Committee Report

        The Audit Committee of the board of directors is responsible for independent, objective oversight of the company's accounting functions and internal controls. It is comprised entirely of independent directors as required by the New York Stock Exchange listing standards and by its own written charter.

        The Audit Committee, formed in 1969, has had a charter since 1973. The committee periodically reviews and updates that charter based on changes in its responsibilities and changes in SEC regulations or New York Stock Exchange listing standards.

Audit Committee Responsibilities

        The Audit Committee's responsibilities include recommending to the board an independent certified public accounting firm as the company's independent auditor. The committee, with management, internal audit personnel, and/or the independent auditors, also evaluates and reviews the company's:

  •
  financial statements, reports, and other financial information;

  •
  systems of internal controls regarding finance, accounting, legal compliance, and business standards established by management and the board; and

  •
  auditing, accounting, and financial reporting processes in general.

The committee is also responsible for reviewing the scope of audit and nonaudit services provided by the independent auditor and any significant related party transactions between the company and any officer, director, or principal shareholder not otherwise considered by the board.

Financial Statement Recommendation

        The Audit Committee is responsible for recommending to the board that the company's audited financial statements be included in its Annual Report on Form 10-K. The committee took a number of steps in making this recommendation for 2001, including discussing with Arthur Andersen LLP, Boise's independent auditor, the:

  •
  applicable auditing standards, including information regarding the scope and results of the audit, as required by the Statement on Auditing Standards No. 61, Communication with Audit Committees; and

  •
  auditor's independence, including receipt of a letter from Arthur Andersen regarding its independence, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

As the final step to this procedure, the Audit Committee reviewed and discussed with Arthur Andersen and Boise's management the company's audited consolidated balance sheets at December 31, 2001 and 2000, and its audited consolidated statements of income (loss), cash flows, and shareholders' equity for the three years ended December 31, 2001.

        Based on the discussions with the company's management regarding the audited financial statements and Arthur Andersen regarding its audit, independence, and financial statement review, the Audit Committee recommended to the board that these financial statements be included in Boise's 2001 Annual Report on Form 10-K.

Nonaudit and Other Services

        In addition to its audit services for the annual financial statements, Arthur Andersen provides Boise with other audit related and tax related services (such as audits of the company's employee benefit plans; various advisory and consulting services, including tax consultation and compliance services; acquisition due diligence and consulting; technical accounting research and consultation; and assistance with registration statements, comfort letters, and consents). The committee reviews and discusses the scope of these additional services with Arthur Andersen. The company did not use Arthur Andersen's information systems consulting or internal audit services in 2001. Based on this review, the committee believes that Arthur Andersen's provision of its nonaudit services is compatible with maintaining its independence.

        The following table sets out the various fees paid by the company to Arthur Andersen for its services.

Annual Fees for 2001

Description		Amount

Audit Fees(1)		$1,598,795
Financial Information Systems Design and Implementation Fees(2)		0
All Other Fees
Audit-Related Fees(3)	$221,100
Other Fees(4)	158,432

Total All Other Fees		379,532

(1)
Professional audit services, including Arthur Andersen's audit of the company's annual financial statements for 2001 and its review of the financial statements included in the company's Forms 10-Q.

(2)
Boise did not retain Arthur Andersen's services in 2001 for the design and implementation of any of its financial information systems.

(3)
Audit-Related Fees include attestation and other services traditionally performed by companies' independent auditors (such as audits of the company's employee benefit plans; accounting consultation; acquisition due diligence and consulting; and assistance with registration statements, comfort letters, and consents).

(4)
Other Fees include tax consultation and compliance services.

Leased Personnel

        Arthur Andersen's full-time, permanent employees conducted the audit of the company's 2001 financial statements. Leased personnel were not employed with respect to this audit engagement.

Audit Committee of the Board of Directors

  Donald S. Macdonald, Chairman
  Philip J. Carroll
  Claire S. Farley
  Rakesh Gangwal
  Richard R. Goodmanson
  Francesca Ruiz de Luzuriaga
  Frank A. Shrontz
  Ward W. Woods, Jr.

 Executive Compensation Committee Report

        The Executive Compensation Committee of the board of directors approves the individual salaries and compensation programs for executive officers. The following report explains the basis for the committee's compensation decisions during 2001.

        The company's salary policy provides for compensation at competitive levels for all employees. Our executive compensation program is designed to:

  •
  attract, motivate, reward, and retain the broad-based management talent critical to achieving the company's business goals;

  •
  link a portion of each executive officer's compensation to the performance of both the company and the individual executive officer; and

  •
  encourage ownership of company common stock by executive officers.

        To ensure that compensation levels remain competitive, the company and committee analyze information on executive compensation practices from a wide variety of sources. Compensation practices and data throughout general industry and at paper and forest products companies are analyzed. The committee also assesses compensation practices and data from a representative peer group of companies designed by our consultants. This peer group's compensation practices were only nominally different than the compensation practices of the paper and forest products companies.

        In addition, the company and committee used information regarding executive compensation programs provided by human resource consulting firms, including Hewitt Associates, Mullin Consulting (formerly Management Compensation Group), and Stern Stewart & Co.

        In 2001, the company's executive compensation program had five principal components:

  •
  base salary;

  •
  annual variable incentive compensation;

  •
  stock options;

  •
  performance units; and

  •
  other compensation plans.

During 2001, the cash-based annual variable (at-risk) incentive component linked executive compensation directly to the company's financial performance, the stock option component tied executive compensation to growth in the company's stock value, and the performance unit component linked executive compensation to the company's financial performance compared to the financial performance of a key competitor group over rolling three-year periods.

        The company's compensation plans reflect the committee's intent that the compensation paid to executive officers will qualify for federal income tax deduction by the company. Executive compensation decisions, however, necessarily involve some subjective judgment. The committee reserves the authority to make compensation payments that may not be deductible under federal tax law.

Base Salary

        A salary guideline is established for each salaried position in the company, including each executive officer position. The midpoint of each salary guideline approximates the median salary,

adjusted for company size (in sales), of equivalent positions at the peer group companies. Annual base salary is designed to compensate executives for their level of responsibility and sustained individual performance. In weighing these factors, the committee must make inherently subjective judgments.

        Each year, the committee reviews the criteria discussed above and establishes the chief executive officer's base salary. The chief executive officer's performance is formally reviewed against a written performance plan. In 2001, the committee set Mr. Harad's base salary at $1,000,008 per year, reflecting his 31 years of experience with the company and the performance of his responsibilities as chief executive and chief operating officer.

Annual Variable Incentive Compensation

        Each year the committee establishes objective performance criteria for the variable incentive compensation program. The committee oversees administration of the plan covering executive officers.

        The criteria for the program specify percentages of the participants' compensation to be paid as additional cash compensation based on improvements in the company's "economic value added." Economic value added is determined by calculating the company's operating profit and then subtracting a pretax charge for the capital used to generate that profit. Studies indicate that increases in economic value added have a high positive correlation to increases in shareholder value over time.

        The committee establishes target payouts for each participating position using the average bonus targets, adjusted for company size (in sales), of equivalent positions at the peer group companies. In 2001, the target payout for the chief executive officer was 100% of his base salary, which placed a greater portion of Mr. Harad's cash compensation at risk than in previous years. The actual payout under the plan varies from year to year depending on the company's annual financial performance. Target payout amounts for executive officers and other plan participants also vary, depending on competitive compensation practices.

        Under the 2001 program, Mr. Harad received a payment equal to 53.13% of his base salary, as reported in the Summary Compensation Table on page 24. The Summary Compensation Table reflects amounts paid under this variable incentive program.

Stock Options

        The purpose of the stock option plan is to further align management's interests with the company's long-term performance and, therefore, the long-term interests of its shareholders. The committee grants stock options to executive officers and other key managers. It administers this plan and generally grants stock options to plan participants each year. Stock options were granted under this plan in 2001. Since the exercise price of all grants represents the closing price of the company's common stock as reported on the New York Stock Exchange on the grant date, the options have no value unless the common stock price exceeds the exercise price of the options.

        The committee determines the number of stock options to grant by:

  •
  analyzing peer group companies' competitive compensation;

  •
  considering consultants' recommendations; and

  •
  taking each individual's salary guideline and responsibilities into account.

The committee may also consider the number of options granted to an individual in the past, as well as individual performance throughout the year. Corporate or business unit measures are not used to determine the size of individual option grants.

        The stock option plan limits the number of shares issued to any individual over the life of the plan to 15% of the total number of shares authorized by shareholders for issuance under the plan. This provision reflects the committee's view that the plan is intended to provide long-term incentive compensation to a broad spectrum of the company's management.

        During 2001, Mr. Harad was granted an option to purchase 297,000 shares of the company's common stock. In determining the number of options to include in Mr. Harad's grant, the committee considered the criteria listed above, as well as the balance between the number of shares to be granted to Mr. Harad under the company's stock option plan and the units to be granted under the performance unit plan.

Performance Units

        The company's performance unit plan provides long-term compensation which may be earned if the company's financial performance compares favorably to that achieved by our key business competitors over time. The key business competitors, for this purpose, include all the companies which comprise the Standard & Poor's paper and forest products company index used for comparison purposes in our performance graph, plus several other companies chosen because they have comparable distribution businesses.

        Each year the committee establishes the performance criteria for this plan. It also administers the plan and awards performance units to the company's executive officers. No executive officer may be awarded more than 1,500,000 performance units in any one year. Corporate or business unit measures are not used to determine the size of individual performance unit grants.

        During 2001, Mr. Harad was awarded 511,187 performance units under the plan, as reported in the Long-Term Incentive Plans Table on page 27. In determining the number of units to include in his award, the committee considered:

  •
  Mr. Harad's long-term incentive opportunity, determined by the competitive market data for his position; and

  •
  the balance between the number of shares to be granted to Mr. Harad in 2001 under the company's stock option plan and the units to be granted under the performance unit plan.

        Each performance unit has a target value of $1.00 on its grant date. The performance units could have a minimum potential value of $0 and a maximum potential value of $2.25. The value, if any, of these performance units will be determined by the company's cumulative improvement in economic value added, over a three-year period, measured against the benchmark group of key business competitors.

Other Compensation Plans

        The company's executive officers receive additional compensation in the form of payments, allocations, or accruals under various other compensation and benefit plans. The plans are described more fully in the footnotes to the Summary Compensation Table and on page 27 under "Other Benefit Plans." Each of these plans is an integral part of the company's compensation program.

Stock Ownership Guidelines

        In 1999, the committee established stock ownership guidelines for executive officers. These guidelines are intended to increase the officers' equity stake in the company and more closely align their interests with those of our shareholders. These voluntary guidelines provide that, over time:

  •
  the chief executive officer should acquire and maintain stock ownership equal to three times his base salary;

  •
  the senior vice presidents should acquire and maintain stock ownership equal to twice their base salary; and

  •
  the vice presidents should acquire and maintain stock ownership equal to their base salary.

        All but two of our executive officers have met or have made significant progress toward meeting the stock ownership guidelines.

Executive Compensation Committee of the Board of Directors

  Gary G. Michael, Chairman
  Philip J. Carroll
  Claire S. Farley
  Francesca Ruiz de Luzuriaga
  Jane E. Shaw
  Carolyn M. Ticknor
  Ward W. Woods, Jr.

 Performance Graph

        The following graph compares the seven-year cumulative total return (assuming dividend reinvestment) for the Standard & Poor's 500 Index, the Standard & Poor's Paper and Forest Products Company 500 Index, Boise, and a peer group of paper and forest products companies. The companies in the peer group are Boise, Georgia-Pacific, International Paper, Louisiana-Pacific, MeadWestvaco, and Weyerhaeuser.

S&P 500 Index
Paper & Forest Products 500 Index
Boise
Peer Group
DOLLARS
375
350
325
300
275
250
225
200
175
150
125
100
1994
1995
1996
1997
1998
1999
2000
2001

Company/Index Name	Base Period 1994	Return 1995	Return 1996	Return 1997	Return 1998	Return 1999	Return 2000	Return 2001
S&P 500 Index	$100	$137.58	$169.17	$225.60	$290.08	$351.12	$319.15	$281.22
Paper & Forest Products 500 Index	100	110.10	121.79	130.59	133.18	186.22	152.49	156.15
Boise	100	131.06	122.65	118.94	124.28	164.98	139.76	144.00
Peer Group	100	106.38	114.45	120.92	128.43	176.41	129.93	131.63

 Compensation Tables

        The following tables present compensation information for our chief executive officer and the four next most highly compensated executive officers.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Other Annual Compensation ($) (3)		Securities Underlying Options/SARs (#) (4)	All Other Compensation ($) (5)

George J. Harad, Chairman and Chief Executive Officer	2001 2000 1999	$975,009 875,010 800,004	$531,304 120,422 732,564	$	— — —	297,000 263,900 162,300	$139,120 147,487 123,522
Christopher C. Milliken, Senior Vice President, Office Solutions	2001 2000 1999	508,377 480,006 435,000	238,032 189,514 236,295		— — —	61,900 52,033 0	60,467 47,668 32,997
Theodore Crumley, Senior Vice President and Chief Financial Officer	2001 2000 1999	430,003 369,958 338,669	151,933 42,080 250,386		— — —	72,600 61,000 50,400	57,914 58,333 51,726
John W. Holleran, Senior Vice President, Human Resources, and General Counsel	2001 2000 1999	388,506 330,300 290,938	138,123 37,241 222,757		— — —	52,900 44,500 45,100	51,131 50,741 41,675
A. Ben Groce, Senior Vice President, Paper Solutions	2001 2000 1999	371,256 282,348 253,308	132,943 34,716 182,255		— — —	47,600 39,100 23,700	68,126 56,866 51,540

(1)
Includes amounts deferred under the company's SSRP and 2001 Key Executive Deferred Compensation Plan.

(2)
Payments, if any, under the company's variable incentive compensation program. See "Annual Variable Incentive Compensation" on page 20. In addition, the amounts reported for Mr. Milliken in 2000 and 2001 include $120,750 and $60,375, respectively, earned under the Boise Cascade Office Products Corporation (BCOP) Key Executive Retention and Incentive Plan which was adopted by the company in connection with its repurchase of BCOP's outstanding minority interest.

(3)
The amounts, if any, shown in this column reflect the amount of federal income tax incurred by the named executive and paid by the company relating to various executive officer benefits. The cost incurred by the company during these years for various other perquisites provided to each of the named executive officers is not included in this column, because the amount did not exceed the lesser of $50,000 or 10% of the executive's compensation during each year.

(4)
Grants under the company's Key Executive Stock Option Plan. During 1999, Mr. Milliken was granted options under BCOP's Key Executive Stock Option Plan to purchase 118,000 shares of BCOP's common stock. Any options not exercised prior to completion of the company's repurchase of BCOP's outstanding minority interest were canceled.

(5)
Amounts disclosed in this column include the following:

Name	Year	Company Matching Contributions to the Executive Officer Deferred Compensation or SSRP Plans ($)(*)	Accruals of Above-Market Interest on Executive Officer Deferred Compensation Plans Balances ($)	Company Allocations to the Employee Stock Ownership Plan ($)	Company-Paid Portion of Executive Officer Life Insurance Programs ($)

George J. Harad	2001 2000 1999	$47,359 68,490 65,154	$71,536 49,754 35,299	$0 0 500	$20,225 29,243 22,569
Christopher C. Milliken	2001 2000 1999	20,936 21,489 18,961	34,655 21,483 10,588	0 0 0	4,876 4,696 3,448
Theodore Crumley	2001 2000 1999	20,269 26,360 22,642	29,990 20,755 15,474	0 0 500	7,655 11,218 13,110
John W. Holleran	2001 2000 1999	18,544 23,641 19,258	25,389 17,762 13,430	0 0 500	7,198 9,338 8,487
A. Ben Groce	2001 2000 1999	17,443 19,740 17,126	46,610 30,956 23,712	0 0 473	4,073 6,170 10,229

  (*)
  The company's 2001 Key Executive Deferred Compensation Plan, into which the accrued account balances under its previous deferred compensation plans were merged (with the exception of some of the accrued account balances under the 1982 Executive Officer Deferred Compensation Plan), is an unfunded plan. Under this plan, executive officers may irrevocably elect to defer receipt of a portion (6% to 25%) of their base salary until termination of employment or beyond. Amounts deferred through December 31, 2001, are generally credited with imputed interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds or with stock units. Each stock unit is equal in value to one share of the company's common stock. The company makes an additional contribution to each participant's stock unit account equal to 25% of the participant's contribution. Amounts reflected in this column do not include the company's contribution to the listed officers' stock unit accounts. Company contributions are set out in the Long-Term Incentive Plans table on page 27. The company's SSRP is a profit-sharing plan qualified under Section 401(a) of the Internal Revenue Code which contains a cash or deferred arrangement meeting the requirements of Section 401(k) of the Code.

Stock Option Tables

        This table details the 2001 option grants under our Key Executive Stock Option Plan ("KESOP") to the five executives named in the Summary Compensation Table, as well as to all executive officers as a group and nonofficer employees as a group.

Option/SAR Grants in 2001

	Individual Grants				Grant Date Value
Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(1)	Expiration Date	Grant Date Present Value ($)(2)

George J. Harad	297,000	15.47%	$35.60	7/27/11	$3,032,370
Christopher C. Milliken	61,900	3.22%	35.60	7/27/11	631,999
Theodore Crumley	72,600	3.78%	35.60	7/27/11	741,246
John W. Holleran	52,900	2.75%	35.60	7/27/11	540,109
A. Ben Groce	47,600	2.48%	35.60	7/27/11	485,996
Executive officers as a group	920,270	47.93%	35.60	7/27/11	9,395,957
Nonofficer employees as a group	999,931	52.07%	35.60	7/27/11	10,209,296

(1)
Under the KESOP, the exercise price must be the fair market value at the date of grant. Options granted under this plan during 2001 were fully vested when granted. Except under limited circumstances, however, the options are not exercisable until one year after the date of the grant. Under the plan, no options may be granted after July 24, 2004.

(2)
"Grant Date Present Value" has been calculated using the Black-Scholes model of option valuation, with assumptions of: (a) a risk-free interest rate of 5.39%, (b) expected stock price volatility of 30%, (c) expected option term of 4.3 years, and (d) expected dividends of $0.60/share. Based on this model, the calculated value of the options on July 26, 2001 (grant date), is $10.21 per share granted. This value does not necessarily represent the amount an option holder may ultimately realize upon exercise of an option.

        The following table sets forth the shares acquired and gross value (without adjustment for personal income taxes and fees, if any) realized by the top five executives when they exercised their stock options during 2001 and also states the year-end gross value of unexercised stock options held by these executives.

Aggregate Option/SAR Exercises for 2001 and 2001 Option/SAR Values

Name	Shares Acquired Upon Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options/SARs at 12/31/01 (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at 12/31/01 ($) Exercisable/ Unexercisable (2)

George J. Harad	85,000	$666,529	905,800/297,000	$4,535,897/0
Christopher C. Milliken	0	0	52,033/ 61,900	352,210/0
Theodore Crumley	15,800	190,190	219,500/ 72,600	813,148/0
John W. Holleran	10,400	95,738	192,400/ 52,900	810,485/0
A. Ben Groce	14,500	157,296	146,800/ 47,600	754,864/0

(1)
The "value realized" represents the difference between the option's exercise price and the value of the company's common stock at the time of exercise.

(2)
This column indicates the aggregate amount, if any, by which the common stock share price on December 31, 2001, $34.01, exceeded the options' exercise price.

Long-Term Incentive Plans Table

        This table details the stock units contributed by the company during 2001 under the 2001 Key Executive Deferred Compensation Plan ("DCP") and the performance units awarded by the company during 2001 under the Key Executive Performance Unit Plan ("KEPUP") to the five executives named in the Summary Compensation Table.

Long-Term Incentive Plans—Awards in 2001

					Estimated Future Payouts under Non-Stock Price-Based Plans—KEPUP
	Number of Stock Units—DCP (1)	Performance Period Until Maturation (2)	Number of Performance Units—KEPUP (3)	Performance Period Until Payout (4)
Name					Threshold ($)	Target ($)	Maximum ($)

George J. Harad	1,053	1999-2003	511,187	2001-2003	$0	$511,187	$1,150,171
Christopher C. Milliken	0	—	220,595	2001-2003	0	220,595	496,339
Theodore Crumley	15	1999-2003	258,775	2001-2003	0	258,775	582,244
John W. Holleran	273	1999-2003	188,778	2001-2003	0	188,778	424,751
A. Ben Groce	467	1999-2003	169,689	2001-2003	0	169,689	381,800

(1)
The company's DCP is an unfunded plan pursuant to which executive officers may irrevocably elect to defer receipt of (a) a portion (6% to 25%) of their base salary and (b) all or a portion of any payout earned under the Key Executive Performance Plan, an unfunded variable compensation plan, until termination of employment or beyond. Amounts deferred through December 31, 2001, are credited either with (a) interest at a rate equal to 130% of Moody's Composite Average of Yields on Corporate Bonds or (b) stock units. A participant's stock units, and related dividend equivalent stock units, are fully vested at all times. The company's contribution under the DCP is equal to 25% of each participant's contribution to the stock unit account in the plan. Each stock unit is equal in value to the market value of one share of the company's common stock. Stock units accumulate "dividends" similar to normal stock ownership. These dividends are included in the figures set out in this table.

(2)
Stock units contributed by the company vest 20% on each anniversary of the date an executive officer's account was first credited with stock units under the plan. This 20% is cumulative, so after five years a participant is completely vested in all stock units in his or her account, including stock units which may be allocated to that account in the future. Stock units may be paid out (in shares of company common stock) only after a participant's employment with the company has ended.

(3)
The company's KEPUP is an unfunded long-term cash incentive plan. Each performance unit has a target value of $1.00 on its grant date. Based on Boise's economic value added improvement, the performance unit could have a minimum potential value of $0 and a maximum potential value of $2.25. The award criteria for the plan is cumulative improvement in economic value added, over rolling three-year periods, measured against a benchmark group of key business competitors. If Boise ranks at the 50th percentile of the benchmark group, each performance unit is equal to $1.00. If Boise has the number one ranking, each performance unit is equal to $2.25. The units will have no value unless the company meets at least a minimum relative performance standard set by the Executive Compensation Committee. Payments, if any, under the KEPUP will be reported in the Summary Compensation Table in the year of payout.

(4)
Performance units will be assigned a value at the end of the award period. The award period for each grant is a three consecutive calendar year period. The 2001 performance unit grant, for example, will be valued at the end of 2003.

 Other Benefit Plans

Deferred Compensation

        Under our 1982 Executive Officer Deferred Compensation Plan, executive officers elected before January 1, 1987, could defer between 6% and 10% of their total compensation earned during a period of four years. In addition, each participant could elect to have an amount up to 3.6% of his or her compensation imputed to deferrals under the plan in lieu of matching contributions to the Savings and Supplemental Retirement Plan ("SSRP"). This plan is not funded, and its cost is largely offset by participant salary deferrals.

        The benefit payable to each participant under this plan upon retirement at age 65 is determined by the amount of salary deferred, any amount we have contributed, and the number of years to normal retirement age at the time of contribution. We pay the benefits in equal monthly installments up to 15 years. Participants may also elect to receive their accrued balance in a lump sum, but they will incur a 10% penalty and will be suspended from making contributions to any of our deferred compensation plans for a period of 12 months.

        The following table outlines the contributions and benefits under this plan for Mr. Harad as of December 31, 2001. Mr. Harad is the only one of our top five highly compensated executive officers to participate in this plan.

Name	Projected Years of Service Upon Attainment of Age 65	Participant's Total Contribution	Annual Benefit at Age 65

George J. Harad	38	$87,225	$118,120

Pension Plan

        The estimated annual benefits payable upon retirement at age 65 under this plan for specified high-five-year average remuneration and years-of-service classifications are set out in the following table.

Pension Plan Table

	Years of Service
Remuneration	15	20	25	30	35	40

$300,000	$56,250	$75,000	$93,750	$112,500	$131,250	$150,000
400,000	75,000	100,000	125,000	150,000	175,000	200,000
500,000	93,750	125,000	156,250	187,500	218,750	250,000
600,000	112,500	150,000	187,500	225,000	262,500	300,000
700,000	131,250	175,000	218,750	262,500	306,250	350,000
800,000	150,000	200,000	250,000	300,000	350,000	400,000
900,000	168,750	225,000	281,250	337,500	393,750	450,000
1,000,000	187,500	250,000	312,500	375,000	437,500	500,000
1,200,000	225,000	300,000	375,000	450,000	525,000	600,000
1,400,000	262,500	350,000	437,500	525,000	612,500	700,000
1,600,000	300,000	400,000	500,000	600,000	700,000	800,000

        The pension plan entitles each vested employee, including executive officers, to receive a pension benefit at normal retirement equal to 1 1/4% of the average of the highest five consecutive years of compensation (as defined in the plan) out of the last ten years of employment, multiplied by the employee's years of service.

        Under the plan, "compensation" is the employee's base salary plus any amounts earned under the company's variable incentive compensation programs (only "Salary" and "Bonus" from the Summary Compensation Table). As of December 31, 2001, the average of the highest five consecutive years of compensation for 1992 through 2001 and the years of service for the named executives are as follows:

Name	Compensation	Years of Service

George J. Harad	$1,403,912	31
Christopher C. Milliken	587,689	24
Theodore Crumley	514,414	31
John W. Holleran	428,698	23
A. Ben Groce	394,096	22

        As shown in the Pension Plan Table above, benefits are computed on a straight-life annuity basis and are not offset by social security or other retirement-type benefits. An employee is 100% vested in his or her pension benefit after five years of service, except for breaks in service. If an employee is entitled to a greater benefit under the plan's formula than the Internal Revenue Code allows for tax-qualified plans, the excess benefits will be paid from the company's general assets under the unfunded Supplemental Pension Plan. The Supplemental Pension Plan will also provide payments to the extent that participation in these deferred compensation plans has the effect of reducing an individual's pension benefit under the qualified plan.

        In the event of a change in control (as defined in the plan), the plan restricts our ability or our successor's ability to recoup surplus plan assets, if any exist. In general, after a change in control, the participants and beneficiaries will receive the plan's surplus assets, if any, on a pro rata basis if the plan is terminated, merged or consolidated with another plan, or the assets are transferred to another plan. After a change in control, a majority (in both number and interest) of plan participants and beneficiaries must consent to amend this provision.

Supplemental Early Retirement Plan

        The Supplemental Early Retirement Plan applies to executive officers:

  •
  55 years old or older;

  •
  who have ten or more years of service;

  •
  who have served as an executive officer for at least five full years; and

  •
  who retire before age 65.

Eligible officers receive an early retirement benefit prior to age 65 equal to the benefit calculated under the Pension Plan for Salaried Employees without reduction due to the officer's early retirement.

Executive Officer Agreements

        Our executive officers have agreements that formalize their severance benefits if the executive officer is terminated after a change in control of the company (as defined in the agreement). The agreements provide severance benefits and protect other benefits that the officers have already earned or reasonably expect to receive under our employee benefit plans. The officer will receive the benefits provided under the agreement if, after a change in control, the officer's employment is terminated other than for cause or disability (as defined in the agreement) or if the officer terminates employment after actions (as specified in the agreement) that adversely affect the officer are taken. Under the agreement, the officer must remain employed with us for six months following the first potential change in control.

        These agreements help ensure that we will have the benefit of these officers' services without distraction in the face of a potential change in control. The board of directors believes that the agreements are in the best interests of our shareholders and the company.

        The benefits under the agreements include:

  •
  the officer's salary through the termination date;

  •
  severance pay equal to three times the officer's annual base salary and target incentive pay, less any severance pay that the officer receives under the Severance Pay Policy for Executive Officers, which is currently the amount of the officer's annual base salary;

  •
  vacation pay according to our Vacation Policy;

  •
  any earned but unpaid bonus under the Key Executive Performance Plan (or any substitute plan) for the year preceding termination;

  •
  an award under the Key Executive Performance Plan (or any substitute plan) equal to the greater of:

  (a)
  the officer's target award prorated through the month in which the officer is terminated; or

  (b)
  the actual award through the end of the month prior to termination based upon the award criteria for the applicable plan, prorated through the month in which the officer is terminated;

  •
  benefits under the Supplemental Early Retirement Plan; and

  •
  additional retirement and other employee benefits.

The agreements provide four additional benefits. First, we will maintain for up to one year all employee benefit plans and programs in which the officer was entitled to participate immediately prior to termination or we will substitute similar arrangements. Second, we will maintain our participation in the Split-Dollar Life Insurance Plan until the officer's insurance policy under that plan is fully paid. Third, we will pay legal fees and expenses that the officer incurs to enforce his or her rights or benefits under the agreement. Fourth, we will increase the officer's total payments under the agreement to cover any excise taxes imposed by the Internal Revenue Service as a result of such payments.

        The estimated amount of payments and other benefits (not including legal fees, if any) each named executive officer would receive under the agreement based on 2001 compensation figures (in excess of the benefits to which the officer is entitled without the agreement) is:

• George J. Harad	$6,065,860
• Christopher C. Milliken	2,561,442
• Theodore Crumley	2,210,269
• John W. Holleran	2,700,597
• A. Ben Groce	1,931,953

(Payments which would be made subsequent to the termination date have been discounted as of December 31, 2001, at a rate of 4.72%, according to the requirements of Section 280G of the Internal Revenue Code.) Actual payments made under the agreements at any future date would vary, depending in part upon what the executive has accrued under the variable compensation plans and benefit plans and upon the market price of our common stock.

        Each agreement is effective until December 31, 2004. The agreements are automatically extended each January 1 for a new three-year period, unless we notify the officers by September 30 of the preceding year that we do not wish to extend the agreements.

Deferred Compensation and Benefits Trust

        The company has established a deferred compensation and benefits trust. This trust is intended to ensure that participants and beneficiaries under our nonqualified and unfunded deferred compensation plans and the executive officer agreements will receive the benefits they have earned in the event of a change in control of the company (as defined in the plans and the agreements). The trust will not increase the benefits to which any individual participant is entitled under the covered plans and agreements. If a potential change in control occurs, the trust will be revocably funded. If an actual change in control occurs, the trust will be irrevocably funded and will pay benefits to participants in accordance with the plans and agreements. The trustee will receive fees and expenses either from us or from the trust assets. If the company becomes bankrupt or insolvent, the trust assets will be accessible to the claims of the company's creditors.

Indemnification

        To the extent that Delaware law permits, we will indemnify our directors and officers against liabilities they incur in connection with actual or threatened proceedings to which they are or may become parties and which arise from their status as directors and officers. We insure, within stated limits, the directors and officers against these liabilities. The aggregate premium on the insurance policies for 2001 was $662,200.

 Other Information

Shareholder Proposals for the 2003 Annual Meeting

        If you wish to submit a proposal to be included in our 2003 proxy statement, we must receive it no later than November 12, 2002.

        All other proposals to be presented at the meeting must be delivered to our corporate secretary, in writing, no later than January 26, 2003. According to our bylaws, your notice must include:

  •
  a brief description of the business you wish to bring before the meeting and the reasons for conducting the business at the meeting;

  •
  your name and address;

  •
  the class and number of shares of our stock which you beneficially own; and

  •
  any material interest you have in the business to be brought before the meeting.

        The chairperson of the meeting may disregard any business not properly brought before the meeting according to our bylaws.

Shareholder Nominations for Directors

        If you wish to suggest a nominee for the Governance Committee's consideration, write to Karen E. Gowland, vice president and corporate secretary, 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728-0001. You should describe in detail your proposed nominee's qualifications and other relevant biographical information and indicate whether the proposed nominee is willing to accept nomination.

        The Governance Committee will consider director nominees from shareholders for election at the annual shareholders meeting if our corporate secretary receives a written nomination not less than 30 days or more than 60 days in advance of the meeting. According to our bylaws, your notice of nomination must include:

  •
  your name and address;

  •
  each nominee's name, age, and address;

  •
  each nominee's principal occupation or employment;

  •
  the number of shares of our stock which the nominee beneficially owns;

  •
  the number of shares of our stock which you beneficially own;

  •
  any other information that must be disclosed about nominees in proxy solicitations under Regulation 14A of the Securities Exchange Act of 1934; and

  •
  each nominee's executed consent to serve as our director if elected.

        The chairperson of the meeting may disregard any nomination not made in accordance with the above procedures.

Boise's Annual Report and Form 10-K

        We are mailing you our 2001 Annual Report with this proxy statement. We will file our Form 10-K with the SEC in March. Copies of the 2001 Annual Report to Shareholders and Annual Report on Form 10-K can be obtained at no charge from our Corporate Communications Department, 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728-0001, 208/384-7990, or through our Internet home page at www.bc.com. Our financial statements are also on file with the SEC and with the New York Stock Exchange. You can obtain copies of these statements through the Securities and Exchange Commission's web site at www.sec.gov.

        We request that you promptly sign, date, and return the enclosed proxy so that it will be available for use at the meeting.

                      Karen E. Gowland
                       Vice President
                      and Corporate Secretary

March 12, 2002

This Notice and Proxy Statement is printed on recycled-content
ASPEN™ Lightweight Opaque paper produced by
Boise's papermakers at its St. Helens, Oregon, mill.
This paper is made with no less than 10% postconsumer fiber.

Dear Shareholder:

The Boise Cascade Corporation annual meeting of shareholders will be held at the Powerhouse Event Center, 621 South 17th Street, in Boise, Idaho, at noon, Mountain daylight time, April 18, 2002. Shareholders of record on February 25, 2002, are entitled to vote by proxy, before or at the meeting.

Shareholders of record, including those holding shares in the Dividend Reinvestment Plan, may use the proxy card at the bottom of this page to designate proxies. As "named fiduciaries," participants in the Boise Cascade Corporation stock funds of the employee savings plans may also use this proxy card to instruct the plan trustee on how to vote. The trustee will vote any shares in the employee savings plans that are unvoted or unallocated in the same proportion as the shares voted by the participants.

Corporate Election Services, Inc., an independent tabulator, will receive and tabulate individual proxy/voting instruction cards.

Please indicate your voting preferences on the card, sign and date the card, and return it to the independent tabulator in the envelope provided. Your votes are confidential.

Thank you.

(fold and tear along perforation)

10-2033 2/5/02

PROXY AND VOTING INSTRUCTION CARD THIS PROXY AND THESE INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.	Boise Cascade Corporation Annual Meeting of Shareholders April 18, 2002

The shareholder signing this card appoints George J. Harad, John W. Holleran, and Karen E. Gowland as proxies, each with the power to appoint a substitute. They are directed to vote (as indicated on the reverse side of this card) all the shareholder's Boise Cascade Corporation stock held on February 25, 2002, at the company's annual meeting to be held on April 18, 2002, and at any adjournment of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting. If the shareholder is a current or former company employee, this card also provides voting instructions to the Trustee for shares held in any Boise Cascade Corporation employee savings plans.

This proxy will be voted according to your instructions. If you sign and return the card but do not vote on these matters, then the nominees and proposal 2 will receive FOR votes and proposals 3 and 4 will receive AGAINST votes.

Signature of Shareholder	Date
Signature of Shareholder	Date

You must sign as your name appears in the account registration printed to the left.

Forward this card to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230

10-2033 2/5/02

Printed on 24# Boise Cascade Laser.

PROXY AND VOTING INSTRUCTION CARD The Board of Directors recommends a vote FOR all nominees listed below, FOR proposal 2, and AGAINST proposals 3 and 4.	Boise Cascade Corporation Annual Meeting of Shareholders April 18, 2002
1.	Election of Directors: Francesca Ruiz de Luzuriaga Frank A. Shrontz Carolyn M. Ticknor Ward W. Woods, Jr.
	/ /	FOR all nominees (except as you may indicate otherwise)	/ /	WITHHOLD AUTHORITY for all nominees	/ /	WITHHOLD AUTHORITY for the following nominee(s) only:
2.	Appointment of Arthur Andersen LLP as independent accountants for 2002.	/ / FOR	/ / AGAINST	/ / ABSTAIN
3.	Shareholder proposal regarding classified board.	/ / FOR	/ / AGAINST	/ / ABSTAIN
4.	Shareholder proposal regarding Shareholder Rights Plan.	/ / FOR	/ / AGAINST	/ / ABSTAIN

ANNUAL MEETING OF SHAREHOLDERS, APRIL 18, 2002

PROXY FOR THE
CONVERTIBLE PREFERRED STOCK, SERIES D

BOISE CASCADE CORPORATION	•	1111 West Jefferson Street P.O. Box 50 Boise Idaho 83728-0001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

        The trustee signing this card appoints George J. Harad, John W. Holleran, and Karen E. Gowland as proxies, each with the power to appoint a substitute. They are directed to vote all the shares of Boise Cascade Corporation stock held of record by the trustee on February 25, 2002, at the company's annual meeting to be held on April 18, 2002, and at any adjournment of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting.

The Board of Directors recommends a vote FOR all nominees listed below, FOR proposal 2, and AGAINST proposals 3 and 4.

1.	Election of Directors:	Francesca Ruiz de Luzuriaga Frank A. Shrontz	Carolyn M. Ticknor Ward W. Woods, Jr.
		FOR	WITHHOLD
Francesca Ruiz de Luzuriaga

Frank A. Shrontz

Carolyn M. Ticknor

Ward W. Woods, Jr.

2.	Appoint Arthur Andersen LLP as independent accountants for 2002.
	SHARES FOR:	SHARES AGAINST:	SHARES ABSTAINING:

3.	Shareholder proposal regarding classified board:
	SHARES FOR:	SHARES AGAINST:	SHARES ABSTAINING:

4.	Shareholder proposal regarding Shareholder Rights Plan:
	SHARES FOR:	SHARES AGAINST:	SHARES ABSTAINING:

This proxy will be voted according to your instructions. If you sign and return this proxy but do not vote on these matters, then the nominees and proposal 2 will receive FOR votes and proposals 3 and 4 will receive AGAINST votes. You, as trustee, must sign and return this proxy for the Plan shares to be counted.

This proxy provides voting authority for all holdings of Boise Cascade Corporation Convertible Preferred Stock, Series D (ESOP).

Please sign exactly as the name appears below, including your full title as trustee.

STATE STREET BANK AND TRUST COMPANY, as trustee for the Boise Cascade Corporation Savings and Supplemental Retirement Plan and Employee Stock Ownership Plan.	4,461,532.348 Shares

Date: April    , 2002

Signature of Trustee

Forward this form to Corporate Election Services,
P.O. Box 1150, Pittsburgh, PA 15230-9954

2

PROXY	Annual Meeting of Shareholders, April 18, 2002 1111 W. Jefferson Street (83702), P.O. Box 50, Boise, Idaho 83728-0001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The shareholder signing this card appoints George J. Harad, John W. Holleran, and Karen E. Gowland as proxies, each with the power to appoint a substitute. They are directed to vote all the shareholder's Boise Cascade Corporation stock held on February 25, 2002, at the company's annual meeting to be held on April 18, 2002, and at any adjournment of that meeting. They are also given discretionary authority to vote on any other matters that may properly be presented at the meeting.

The Board of Directors recommends a vote FOR all nominees listed below, FOR proposal 2, and AGAINST proposals 3 and 4.

1.	Election of Directors:		Francesca Ruiz de Luzuriaga		Frank A. Shrontz	Carolyn M. Ticknor	Ward W. Wood, Jr.
	/ /	FOR all nominees (except as you may indicate otherwise)	/ /	WITHHOLD AUTHORITY for all nominees	WITHHOLD AUTHORITY for the following nominee(s) only:

2.	Appointment of Arthur Andersen LLP as independent accountants for 2002.	/ / FOR	/ / AGAINST	/ / ABSTAIN
3.	Shareholder proposal regarding classified board.	/ / FOR	/ / AGAINST	/ / ABSTAIN
4.	Shareholder proposal regarding Shareholder Rights Plan.	/ / FOR	/ / AGAINST	/ / ABSTAIN

10-965a2/2002

This proxy will be voted according to your instructions. If you sign and return the card but do not vote on these matters, then the nominees and proposal 2 will receive FOR votes and proposals 3 and 4 will receive AGAINST votes.

This card provides voting authority for all beneficial holdings of Boise Cascade Corporation shares.

Please sign exactly as your name appears below and date this card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, give full title as such. When signing as a corporation, sign in full corporate name by an authorized officer. When signing as a partnership, sign in partnership name by an authorized person.

Signature of Shareholder	Date

Signature of Shareholder	Date

Forward this card to D. F. King (solicitor) or to Corporate Election Services (independent tabulator),
P.O. Box 1150, Pittsburgh, PA 15230

Backer for 10-965a